EXHIBIT 99.1
                                                                    ------------

             WESCO INTERNATIONAL ANNOUNCES STREAMLINING INITIATIVES,
                  NON-RECURRING CHARGES, FOURTH QUARTER OUTLOOK
                              AND 2001 EXPECTATIONS

              CONTACT: STEPHEN A. VAN OSS, CHIEF FINANCIAL OFFICER
          WESCO INTERNATIONAL, INC. (412) 454-2271, FAX: (412) 454-2477
                            HTTP://WWW.WESCODIST.COM


Pittsburgh, PA, January 30, 2001 -- WESCO International, Inc. [NYSE:WCC], a leading provider of MRO products, construction materials, and advanced integrated supply procurement outsourcing services, announced today initiatives to streamline operations, non-recurring charges, its outlook for the fourth quarter of 2000 and expectations for the year 2001.



STREAMLINING INITIATIVES AND NON-RECURRING CHARGES
--------------------------------------------------
The Company reported today that it expects to incur net-after-tax restructuring and other one-time special charges of $15.0 to $16.0 million or $0.33 to $0.35 per share.

According to Stephen A. Van Oss, WESCO's Chief Financial Officer, "The special charges we reported today can be grouped into three broad categories. First, there is the cost of closing or consolidating fourteen unprofitable branch operations and certain administrative support offices and the write-off of an equity investment, totaling approximately $7.0 million net-after tax. These actions, plus a consolidation of several data center operations, are expected to generate $3.0 to $3.5 million of annual pre-tax cost savings. Second, the tightening credit markets and increased bankruptcy filings, most notably in the steel industry, required an after-tax charge of approximately $5.0 million to reflect bad debt write-offs for accounts receivable. The charges against accounts receivable represent approximately 1% of the Company's accounts receivable that total $650 million. Lastly, the Company initiated a program during the fourth quarter to more closely align its inventories with current market conditions resulting in inventory returns and write downs amounting to a $3.0 million after-tax charge. With the exception of the $7.0 million restructuring charge for closing operations and the write-off of the equity investment, all other charges will flow through the income statement adversely affecting margins and expenses, thus making comparisons with prior periods difficult."

Roy W. Haley, WESCO's Chairman and CEO, said, "The restructuring program reflects positive actions taken by management to improve our cost structure and lower administrative costs. We've been able to maintain our sales momentum while closing or consolidating a number of locations. Staffing levels have been adjusted, and productivity has clearly been increased.
Sales per employee now exceed $640 thousand, 9% above last year."

Commenting on the Company's accounts receivable position, Van Oss said, "The receivable situation is an anomaly. WESCO has had a good collections track record, with bad debt expense typically running less than 0.15% of sales. The charges taken this year reflect an expense rate of 0.3%, still a low rate by most standards. Nevertheless, we're adding emphasis and resources to our credit and collection activities. In addition, we are adjusting credit limits in line with industry exposure, and we're closely monitoring payment trends.



OUTLOOK FOR THE FOURTH QUARTER
------------------------------
Activity levels during the fourth quarter met the Company's expectations, with sales of approximately $990 million and year-end backlog standing 14% higher than last year-end. Comparable branch sales growth for the quarter, adjusted for equivalent workdays, was in the range of 10 to 11%. Margin was below expectations, however, as the Company incurred a fourth quarter shift in sales mix to lower gross margin direct ship project and integrated supply sales.

As a result of the restructuring and special one-time charges described above, the Company expects to report a net loss for the fourth quarter in the range of $3.0 to $4.0 million or $0.06 to $0.08 per share. Excluding these charges and taking into consideration a change in effective tax rate for the quarter, net income for the quarter would have been in the range of $10.0 to $11.0 million or $0.21 to $0.23 per share. For the full year, the Company expects to report earnings, including the restructuring and one-time charges, in the range of $33.0 to $34.0 million or $0.67 to $0.71 per share. Excluding these charges, net income for the year would have been in the range of $45.0 to $46.0 million or $0.94 to $0.98 per share. WESCO's reported fourth quarter and year-end net income for 1999 was $6.9 million or $0.14 per share and $35.1 million or $0.75 per share respectively.



2001 EXPECTATIONS
-----------------
"The branch closures and consolidations have reduced our exposure to potential losses in weaker, non-strategic markets. We are continuing our program of productivity improvement and cost containment, which began approximately one year ago. In addition, advances in our information system capabilities made it possible for us to consolidate certain administrative and procurement functions. I expect to see systematic improvement in our gross profit margins primarily through the use of new pricing systems and improved controls over margin exceptions. We will have the majority of our branches on these new systems by the end of the first quarter," Haley commented.


                                Page 2 of 4 pages

"As we look forward to 2001, we will face the challenge of a weakening economy and tough quarter over quarter comparisons to very strong sales levels during the first half of 2000. Based on new business that has been developed and the information we have today, we are optimistic for continued top-line growth in line with internal historical growth rates in the range of 6 to 8%. Our integrated supply and national accounts sales programs have continued to generate excellent growth and new customer commitments, which more than offset declines in certain weaker market segments. We continue to invest in and expand our marketing and sales initiatives in these important areas. Notwithstanding the demise of numerous "dot.com" firms that have targeted mro or construction-oriented business, we are increasingly confident in the future potential of our e-Commerce initiatives. Continued emphasis on margin expansion and operating cost containment programs will improve earnings pull through to the bottom line," stated Van Oss. "At this time, we are comfortable with the analyst projections for the year with a consensus estimate of $1.18 per share and intend to update the investment community on a quarterly basis as our visibility on sales and earnings improve throughout the year."



TELECONFERENCE
--------------
Wesco will conduct a teleconference to discuss this news release Wednesday, January 31, 2001, at 11:00 a.m. E.S.T. The conference call will be broadcast live over the internet and can be accessed at http://www.shareholder.com/wesco/medialist.com or from the company's home page at http://www.wescodist.com. The conference call will be archived on this internet site for 14 days.


                                      # # #





WESCO International, Inc. [NYSE: WCC] is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of MRO (maintenance, repair, and operating) products, construction materials, and advanced integrated supply procurement outsourcing services. It operates over 340 full service branches throughout North America. WESCO's 5,800 employees were responsible for generating and supporting 1999 annual product sales of approximately $3.4 billion. These sales represent more than 100,000 of the most recognized and commonly



                                Page 3 of 4 pages
used industrial and construction products. Major markets served by WESCO include commercial and industrial construction, industrial process and discrete manufacturers, large industrial OEMs (original equipment manufacturers), data communications and electrical utilities.


                                      # # #


The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as well as the Company's other reports filed with the Securities and Exchange Commission. WESCO's Internet address is: HTTP://WWW.WESCODIST.COM.













                                Page 4 of 4 pages